Exhibit 99.1

ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES STRATEGIC PARTNERSHIP WITH BIOPROGRESS PLC
- License European Rights for OraDisc B -
- Approximately $2.7 Million in Milestone Payments -

Addison, Texas, February 8, 2007; ULURU INC. (ULUR) today announced that it has signed a strategic partnership with BioProgress PLC (“BioProgress”) (NASDAQ: BPRG) to market OraDisc™ B in the European Union (“EU”), Commonwealth of Independent States (“CIS”) and Middle Eastern markets.

OraDisc™ B is a product developed from our adhesive film technology which incorporates 15 milligrams of benzocaine for the treatment of oral pain. The product is designed to adhere to the mucosal surface and selectively deliver pain relief to a localized area. Compared with currently marketed gel products, OraDisc™ B provides a significantly greater period of pain relief as the adhesive film is designed to erode over a 1 - 1.5 hour period. The market for oral pain relief in the United Kingdom alone is estimated at approximately $60 million. Based upon similar product launches, BioProgress expects penetration rates in core EU, CIS and Middle Eastern markets to reach approximately 12% within the first 3 years of product launch.

Under the terms of the agreement, BioProgress will make an undisclosed upfront payment, future milestone payments, both success and time related, and will purchase the OraDisc™ B product from ULURU.

Commenting on the agreement, Kerry P. Gray, President and CEO of ULURU Inc. stated “I am very pleased to be expanding our strategic relationship with BioProgress as the companies have complimentary technologies which improve patient care. In addition to selling the product to BioProgress, we expect to receive licensing and milestone payments of approximately $2.7 million. Out-licensing this product is a continuation of our strategy to develop and license an extensive range of products utilizing our adhesive film technology.”

Richard Trevillion, Chief Executive Officer of BioProgress, added, “ULURU’s patented OraDisc™ product fits well with our established franchise of supportive care, particularly in pain management. The product is novel and compliments our existing range of products, building upon a successful and growing EU portfolio of products. The development of a long acting analgesic buccal patch is complimentary to BioProgress’ instant release Soluleaves™ formulation. We expect revenues for OraDisc™ to commence in the second half of 2007.”

About ULURU Inc.:
ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

About BioProgress
BioProgress plc is an innovative specialty pharmaceutical and healthcare business based around its platform technologies in polymer and film systems. Listed on London’s AIM in May 2003 and on NASDAQ in October 2004, the company has product development agreements and strategic alliances with several global companies. As a virtually integrated business, BioProgress has acquired sales and marketing resources within Europe and the US as a launch mechanism for its own pharmaceutical products. For further information please visit www.bioprogress.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the market for OraDisc™, penetration rates, the receipt of milestone payments and the achievement of market share projections. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 and other reports filed by us with the Securities and Exchange Commission.